Exhibit 3.4

The Beard Company

Certificate of Amendment

of

Certificate of Incorporation

Pursuant to Section 1077 of the Oklahoma General Corporation Act, The Beard Company, an Oklahoma corporation (the “Corporation”), hereby certifies:

A.    That the Corporation’s Board of Directors and shareholders duly adopted an amendment to Article 5 of the Corporation’s Restated Certificate of Incorporation to read in its entirety as follows:

“ARTICLE FIVE

The aggregate number of shares which the Corporation shall have authority to issue is as follows:

Class	Number of Shares	Par Value

Preferred Stock	5,000,000	$1.00
Common Stock	30,000,000	$ .00033325”

B.          That the amendment was duly adopted in accordance with the provisions of Section 1077 of the Oklahoma General Corporation Act.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested to by duly authorized officers of the Corporation on November 2, 2009.

/s/ Herb Mee, Jr.

Herb Mee, Jr., President

ATTEST:

/s/ Hue Green

Hue Green, Secretary

[Seal]